                                                            EXHIBIT 10.15(b)
                                                            ----------------

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the _____ day of March, 1997, by and between SPACE APPLICATIONS CORPORATION, a California corporation ("Purchaser" or "Buyer") and APPLIED RESEARCH OF MARYLAND, INC., a Maryland corporation also doing business as Applied Research Corporation ("Seller").

                                   RECITALS
                                   --------
     R.1 Seller is a high technology company specializing in research and development, design and fabrication of sensors and instrumentation, technical support services and software development. Seller operates its business at 8201 Corporate Drive, Suite 1120, Landover, Maryland 20785.

     R.2 Seller is a wholly owned subsidiary of Applied Research Corporation, Colorado corporation ("Parent"). Dr. S.P.S. Anand ("Dr. Anand") is the President and Chairman of the Boards of Directors of both Seller and Parent.

     R.3 On April 2, 1996 (the "Petition Date"), Seller filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Maryland, Southern Division (the "Bankruptcy Court"), as case number 96-1-2425DK (the "Bankruptcy Case").

     R.4 Purchaser desires to purchase, and Seller desires to sell, the assets of Seller identified herein.

     NOW, THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------
      1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

           "Accounts Receivable" shall mean all accounts, claims, choses in action or other right to receive money or other property or consideration from any person or entity, whether such claim, account, right or chose in action is disputed or undisputed, fixed or contingent, matured or unmatured, liquidated or unliquidated, evidenced by an instrument or other writing or unwritten, including, without limitation: all of Seller's present and future accounts, contract rights (other than Contract Rights), receivables, promissory notes and other instruments, chattel paper, all present and future tax refunds of Seller and all present and future rights of Seller to refunds or returns of prepaid expenses, including, unearned insurance premiums; all present and future judgments, orders, awards and decrees in favor of Seller and causes of action in favor of Seller; all present and future claims, rights of indemnification and other rights of Seller under or in connection with any contracts or agreements to which Seller is or becomes a party or third party beneficiary, including letters of credit (and the proceeds thereof) issued or assigned for the benefit of Seller; all goods previously or hereafter returned, repossessed or stopped in transit, the sale, lease or other disposition of which contributed to the creation of any account, instrument or chattel paper of Seller; all present and future rights of Seller as an unpaid seller of goods, including rights of stoppage in transit and reclamation; all rights which Seller may now or at any time hereafter have, by law or agreement, against any account debtor or other obligor of Seller, and all rights, liens and security interests which Seller may now or at any time hereafter have, by law or agreement, against any property of any account debtor or other obligor of Seller, all present and future interests and rights of Seller, including rights to the payment of money, under or in connection with all present and future leases and subleases of real or personal property to which Seller is a party, as lessor, sublessor, lessee or sublessee; all other present and future contingent and noncontingent rights of Seller to the payment of money for any reason whatsoever whether arising, in contract, tort or otherwise; all deposit accounts now or hereafter maintained or established by, for or on behalf of Seller with any bank or other person and all balances of funds now or hereafter on deposit in all such accounts, including, without limitations all checking accounts, collection accounts, lockbox accounts, disbursement accounts and concentration accounts.

          "Affiliate" shall mean any person that is an affiliate (as such term is used in Section 101 of the Bankruptcy Code) of Seller, including, without limitation, Parent, ARS and ARInternet.

          "ARInternet" shall mean ARInternet Corporation, a Maryland corporation.

          "ARS" shall mean ARSoftware Corporation, a Maryland corporation.

          "Balance Sheet" shall mean the statement of assets and liabilities of the Seller previously provided to Purchaser and dated as of December 31, 1996.

          "Balance Sheet Date" shall mean the date as of which the Balance Sheet is effective, that is, December 31, 1996.

          "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended from time to time.

          "Books and Records" shall mean all records pertaining to the Purchased Assets, including without limitation records pertaining, to customers, suppliers, lessors and employees of the Seller.

          "Business Day" shall mean any day that is not a weekend or legal holiday as defined in Rule 9006 of the Bankruptcy Rules.

          "Closing" shall mean the closing of the transactions contemplated hereby, as set forth in Section 3.1, below.

          "Closing Date" shall mean the tenth (10th) Business Day following the date on which all of the conditions to Purchaser's obligations to close, as set forth in Article VIII, below, have been, and remain, satisfied or have been waived in writing by Purchaser, or such other date following entry of the Order on which the Seller and the Purchaser may agree.

          "Consulting and Non-Compete Agreement" shall mean an agreement between Purchaser and Dr. Anand providing engagement of Dr. Anand by Purchaser as a consultant and for prohibitions against competition by Dr. Anand for three years, in the forms and in substance reasonably acceptable to Purchaser. The terms and conditions of the Consulting and Non-Compete Agreement shall be disclosed in accordance with the Bankruptcy Code and the Bankruptcy Rules.

          "Contract" shall mean any of the agreements, contracts, leases or commitments described in the Disclosure Schedule.

          "Contract Rights" shall mean all of Seller's rights under the Contracts.

          "Court" shall mean the United States Bankruptcy Court for the District of Maryland.

          "Deferred Payments" shall mean the components of the Purchase Price referred to in items D and F of the definition of Purchase Price herein which are payable after the Closing Date.

          "Direct Employees" shall mean all employees of Seller whose salary and benefits are chargeable in majority part to one or more Project Contract as a direct, reimbursable expense.

          "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Purchaser within ten (10) Business Days following the date hereof, which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by
Article IV hereof and other provisions of this Agreement. Unless Purchaser terminates this Agreement pursuant to Section 9.1(C), the final Disclosure Schedule delivered by Seller to Purchaser (which shall be designated by Seller as the Final Disclosure Schedule) shall be incorporated into and made a part of this Agreement.

          "Employee" shall mean any employee or consultant engaged or employed by Seller as of the date hereof or following the date hereof until Closing, whether such engagement or employment is pursuant to a written or unwritten contract or is at will. Notwithstanding the foregoing, "Employee" shall not include Dr. Anand.

          "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, entitlement, right of offset or recoupment or other right of any Person.

          "Excluded Assets" shall mean the following items, which are not to be acquired by Purchaser under this Agreement.

           A. The Seller's franchise, charter and status as a corporation, its minute books, stock transfer records and similar records relating to the Seller's organization, existence or capitalization, and the capital stock of the Seller;

           B. Claims and causes of action arising under Sections 547, 548, 549 and 550 of the Bankruptcy Code including without limitation claims and causes of action for preferences, fraudulent transfers, fraudulent conveyances, illegal or improper dividends (collectively, "Avoidance Claims");

           C. Accounts Receivable of the Seller that are billed, fixed, matured and liquidated as of the Closing Date (other than (i) Accounts Receivable arising on account of the Last Payroll and (ii) Accounts Receivable that were unbilled on January 31, 1997 except up to $25,000 of award fees on Contract No. 1271;

           D.   Intercompany Receivables;

           E. The Seller's rights to occupy real property pursuant to leases of real property other than leases specifically identified in writing by the Buyer after delivery of the final Disclosure Schedule and any leasehold improvements made pursuant thereto to the extent that the Seller has no right to remove such leasehold improvements or that such removal would be impracticable;

           F. Any proceeds from the refund of unearned insurance premiums, if any;

           G. The Seller's cash on hand or in banks other than cash in the Purchased Receivables Proceeds Account; and

           H. Any other property or asset that the Buyer identified in writing as an Excluded Asset at or prior to the Closing.

          "Final Order" shall mean an order of the Bankruptcy Court or any appellate court that has not been reversed, modified, amended or stayed with respect to which the time to appeal or seek certiorari has expired, and with respect to which no appeal or request for certiorari is sending.

          "Financial Statements" shall mean financial statements of the Seller as of the Balance Sheet Date and for the periods then ended.

          "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment owned by Seller as of the date hereof, plus all additions, replacements or deletions approved by the Purchaser following the date hereof until Closing, including, without limitation all equipment of Seller of every type and description, now owned and hereafter acquired and wherever located, including, without limitation, all machinery, vehicles and other rolling stock, furniture, tools, dies, leasehold improvements, fixtures, computers, computer peripherals, computer systems and related furniture, and materials and supplies relating to any of the foregoing; all present and future documents of title relating to any of the foregoing; all present and future rights, claims and causes of action of Seller in connection with purchases of (or contracts for the purchase of), or warranties relating to, or letters of credit (and the proceeds thereof issued or assigned for the benefit of Seller relating to, or damages to, goods held or to be held by Seller as equipment; all present and future warranties, manuals and other written materials (and packaging thereof or relating thereto) relating to any at the foregoing; and all present and future general intangibles of Seller in any way relating to any of the foregoing, including, without limitation, all Intellectual Property associated with, used or useable in connection with, or necessary for the manufacture, operation, sale or lease of, any of the foregoing.

          "Hired Employee" shall mean any Employee (including Project Managers) to whom Purchaser offers employment or engagement commencing upon the consummation of the transactions contemplated by this Agreement, and who accepts such employment or engagement and, if requested by Purchaser, enters into an employment, consulting or other engagement agreement. Employment shall be offered to all Direct Employees upon substantially the same terms and conditions as currently exist with Seller; provided, however, that Purchaser shall have no obligation to provide credit to any Hired Employee on account of services rendered, benefits accrued, or seniority achieved prior to Closing; and further provided that Purchaser shall have no obligation to offer benefits to any Hired Employee that are greater or different than the benefits that Purchaser generally provides with respect to its employees of similar, education, experience, salary and job responsibilities.

          "Indemnification Agreement" shall mean this Agreement, in which Dr. Anand hereby agrees to indemnify, defend and hold harmless Purchaser and Purchaser's agents, affiliates, predecessors, successors and assigns, against and in respect of any and all Losses that any of them shall incur or suffer, which arise, result from or relate to any breach of, or failure by Seller to perform, any of their respective representations, warranties, covenants or agreements in this Agreement, or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Seller under or pursuant to this Agreement. The liability of Dr. Anand under this Indemnification Agreement shall expire unless action hereunder is commenced against him on or before the first business day following the first anniversary of the first to occur of the Closing or the termination of this Agreement.

               Acknowledged and Agreed:  _______________________
                                         Dr. S.P.S. Anand

          "Intellectual Property" shall mean all of Seller's right, title and interest, whether now or existing or hereafter arising or acquired, in and to
(a) all domestic and foreign copyrights, copyright registrations and copyright applications, whether or not registered or filed with any governmental or other authority, (b) all United States and foreign patents, and all pending and abandoned United States and foreign patent applications, including, without limitation, the inventions and improvements described or claimed therein, together with any reissues, divisions, continuations, certificates of re-examination, extensions and continuations-in-part thereof, and (c) all domestic and foreign trademarks, trademark registrations, trademark applications, service marks and trade names, whether or not registered or filed with any governmental or other authority; all present and future licenses and license agreements of Seller, and all rights of Seller under or in connection therewith, whether Seller is licensee or licensor thereunder, including, without limitation, any present or future franchise agreements under which Seller is franchisee or franchisor, all goodwill of Seller; all present and future trade secrets of Seller; all other present and future intellectual property of Seller; all income, royalties, damages and payments now or hereafter due and/or payable to Seller under or with respect to any of the foregoing, including, without limitation, rights to sue, damages and payments for past, present or future infringements thereof, and all rights corresponding to any of the foregoing throughout the world.

          "Intercompany Receivables" shall mean any Account Receivable that is matured, fixed and liquidated as of the date hereof owed to Seller by any Affiliate.

          "Inventory" shall mean all of all inventory of Seller of every type and description, now owned and hereafter acquired and wherever located, including, without limitation, raw materials, work in process, finished goods, goods returned or repossessed, and goods held for demonstration, marketing or similar purposes; all present and future materials and supplies of Seller used, useable or consumed in the course of Seller's business whether relating to the manufacture, assembly, installation repair, packaging, packing or shipment of goods by Seller, or relating to advertising or any other aspect of Seller's business; all present and future property of Seller in, on or with which any of the foregoing is stored or maintained; all present and future warranties, manuals and other written materials (and packaging thereof or relating thereto) relating to any of the foregoing; all present and future documents of title relating to any of the foregoing; and all present and future rights of Seller in connection with goods consigned to or by Seller; all present and future rights of Seller as an unpaid seller of goods, including rights of stoppage in transit and reclamation, all present and future rights, claims and causes of action of Seller in connection with purchases of (or contracts for the purchase of), or warranties relating to, or letters of credit (and the proceeds thereof) issued or assigned for the benefit of Seller relating to, or damages to, goods held or to be held by Seller as inventory; and all present and future general intangibles of Seller in any way relating to any of the foregoing, including, without limitation, all Intellectual Property associated with, used or useable in connection with, or necessary for the manufacture, operation, sale or lease of, any of the foregoing.

          "Last Payroll" shall mean Seller's last payroll not to exceed fourteen (14) days prior to Closing; but only to the extent that such Payroll is for services rendered during the period covered by such payroll for existing Employees.

          "Non-Direct Personnel" shall mean all Personnel whose salary and benefits are not chargeable in whole to one or more Project Contract as a direct, reimbursable expense.

          "Parent Consent and Indemnification Agreement" shall mean an instrument in form and substance acceptable to Purchaser and its counsel:
(1) certifying that Parent consents to the transactions contemplated by this Agreement; (2) certifying that the representations and warranties set forth in this Agreement are true and correct; (3) and providing that Parent agrees to indemnify, defend and hold harmless Purchaser and Purchaser's agents, affiliates, predecessors, successors and assigns, against and in respect of any and all Losses that any of them shall incur or suffer, which arise, result from or relate to any claim by, through or on behalf of any existing, future or former shareholder or creditor of Parent relating to the subject matter of the foregoing certifications or Seller's entering into or performing under this Agreement; and (4) agreeing and covenanting not to compete with Purchaser on the same terms and conditions set forth therein with respect to Seller. Seller and Parent shall be solely responsible for complying with all Laws (including without limitation all corporate and securities laws, rules and regulations) as may be applicable in obtaining Parent Consent and Indemnification Agreement.

          "Parent Opinion" shall mean one or more legal opinions of Parent's general corporate counsel, in a form and in substance satisfactory to Purchaser and its counsel, which shall contain the opinion of Parent's counsel that: (a) Parent is duly organized and existing with all requisite power and authority to enter into and perform the Parent Consent and Indemnification Agreement; (b) Parent has taken all corporate action necessary to enter into and perform the Parent Consent and Indemnification Agreement; (c) the Parent Consent and Indemnification Agreement does not conflict with or violate any law, rule, regulation, order, contract, covenant or agreement governing Parent; (d) the Parent Consent and Indemnification Agreement is enforceable; and (e) all necessary consents and approvals for the Parent Consent and Indemnification Agreement have been obtained.

          "Permits" shall mean all of Seller's licenses, permits and other governmental authorizations required to operate the Seller's business in the manner presently conducted and in the manner as any Contract may require Seller's business to be conducted.

          "Personnel" shall mean all officers, employees and agents of the Seller.

          "Plan" shall mean the 401(k) plan of Seller dated December 11, 1991.

          "Plan Trustees" shall mean the trustees under the Plan.

          "Professionals" shall mean all attorneys, accountants, appraisers, auctioneers or other professional persons engaged by or on behalf of the Seller.

          "Project Contracts" shall mean those Contracts specified in Exhibit "A" hereto.

          "Project Managers" shall mean those Employees who have management responsibility with respect to one or more projects of Seller.

          "Proprietary Rights" shall mean all of Seller's Intellectual Property, trade secrets, designs, plans, specifications, customer fists and other proprietary rights.

          "Purchase Price" shall mean payments and assumption of specified liabilities in an amount totaling up to One Million Four Hundred Seventy-Five Thousand and No/100 dollars ($1,475,000.00). The Purchase Price shall consist of the following items:

          A. A deposit (the "Deposit") in the amount of Fifty Thousand and No/100 dollars ($50,000.00) paid to the Escrow Agent upon execution of this Agreement and held in an interest-bearing deposit account. The Deposit shall be released and paid to the Internal Revenue Service ("IRS") at Closing with any accrued interest being applied to the payment next due pursuant to item D below;

          B. A payment at Closing in the amount of Six Hundred Seventy-Six Thousand and No/100 dollars ($676,000.00) by Purchaser to the Plan (the "Initial Plan Payment");

          C. An assumption of liabilities of Seller to its Employees for liabilities of Seller to its Employees for accrued and unpaid vacation liabilities ("Vacation Liability") in an amount not to exceed Three Hundred Twenty Five Thousand and No/100 dollars ($325,000.00), to be paid or provided for by Purchaser to such Employees in accordance with the Purchaser's existing vacation policy as though such Vacation Liability had accrued under such policy; provided that Purchaser shall not be required to make any cash payments for Vacation Liability within less than one year following the Closing Date; and further provided that Purchaser shall not require that any cash payments for Vacation Liability be paid for across a period greater than two years following the Closing Date (the "Assumed Vacation Liability"); the Assumed Vacation Liability shall include $10,000 of Dr. Anand's accrued and unpaid vacation which shall be paid to the IRS on behalf of Dr. Anand, without interest, after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date (the "Assigned Vacation Payment");

          D. Payment to the Seller in the amount of One Hundred Forty-Four Thousand and no/100 dollars ($144,000.00), to be paid, without interest, as follows: $45,000.00 shall be paid to the Seller for the IRS at Closing; $33,000.00 shall be paid to the Seller for the IRS no later than the first anniversary of the Closing Date; $33,000.00 shall be paid to the Seller for the IRS no later than the second anniversary of the Closing Date; and $33,000 shall be paid to the Seller for the IRS no later than the third anniversary of the Closing Date;

          E. Payment to the Seller of the aggregate amount of Twenty Thousand and no/100 dollars ($20,000.00) for the IRS, $10,000 of which is pursuant and subject to the Consulting and Non-Compete Agreement with Dr. Anand and $10,000 of which is pursuant to the Non-Compete covenants of Seller in Section 10.1 of this Agreement (the "Assigned Non-Compete Payments") to be paid, without interest, as follows: $10,000 shall be paid no later than the first anniversary of the Closing Date; and $10,000 shall be paid no later than the second anniversary of the Closing Date; and

          F. Payment to the Seller of the aggregate amount of Two Hundred Ten Thousand and no/100 dollars ($210,000.00) for allowed administrative expenses incurred by the Seller in the Bankruptcy Case, to be paid, without interest as follows:
               $30,000 shall be paid at the Closing; $60,000 shall be paid no later than the first anniversary of the Closing Date; $60,000 shall be paid no later than the second anniversary of the Closing Date; and $60,000 shall be paid no later than the third anniversary of the Closing Date; and

          G. Purchaser shall reimburse Seller's Employees for their prepetition travel expenses in an aggregate amount not to exceed Fifty Thousand and No/100 dollars ($50,000.00) for all such Employees.

           The foregoing allocation shall be without prejudice to any right of the holder of a claim for administrative expenses incurred by the Seller in the Bankruptcy Case to object to such allocation.

          "Purchased Assets" shall mean all of Seller's right, title and interest in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by Seller or in which Seller has any interest (other than Excluded Assets), including without limitation, the following:

          A. all Contract Rights (including, without limitation all Project Contracts);

          B.   all Inventory;

          C.   all Books and Records;

          D.   all Fixtures and Equipment;

          E.   all Proprietary Rights;

          F.   to the extent transferable, all Permits;

          G. all Accounts Receivable that were unbilled as of January 31, 1997 (other than those relating to award fees on Contract No.
               1271); any and all proceeds of such Accounts Receivable (and those referred to in item H) received by the Seller shall be held in trust for the Purchaser subject to the terms of this Agreement, segregated from all other assets of the Seller and promptly deposited in a separate account (the "Purchased Receivables Proceeds Account") at a financial institution approved by the Purchaser;

          H. Accounts Receivable relating to award fees on Contract No. 1271 that were unbilled as of January 31, 1997 and are billed prior to the Closing Date, to the extent, and only to the extent, such amount exceeds $25,000;

          I. all Accounts Receivable (billed and unbilled) relating to the Last Payroll;

          J.   all Accounts Receivable that are unbilled as of the Closing
               Date; and

          K. all items of real or personal property specified in Exhibit "B", hereto.

          "Seller" shall mean Applied Research of Maryland, Inc., a Maryland corporation.

          "Seller Opinion" shall mean one or more legal opinions of Seller's bankruptcy counsel and general corporate counsel, in a form and in substance satisfactory to Purchaser and its counsel, which shall contain the opinion of Seller's counsel that: (a) Seller is duly organized as represented and warranted in Section 4.1; (b) Seller is authorized to enter into and perform this Agreement as represented and warranted in Section 4.2; (c) this Agreement does not conflict with or violate any law, rule, regulation, order, contract, covenant or agreement governing Seller as represented and warranted in Section 4.6; (d) this Agreement is enforceable as represented and warranted in Section 4.2; (e) all necessary consents and approvals have been obtained as represented and warranted in Sections 4.7, 6.8 and 8.18 of this Agreement;
(f) notice as is required under this Agreement and under the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and other applicable Law has been given to all creditors and parties in interest; and (g) the Order is a Final Order.

      1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

                           Term                       Section
                   --------------------            -------------
                   Actions                         Section 4.9
                   Bankruptcy Case                 Recital 3
                   Bankruptcy Court                Recital 3
                   Bankruptcy Rules                Section 6.8
                   Benefit Arrangement             Section 4.15
                   Employee Benefit Plan           Section 4.15
                   ERISA Affiliate                 Section 4.15
                   ERISA                           Section 4.15
                   Law or laws                     Section 4.11
                   Local Rules                     Section 6.8
                   Losses                          Section 10.2
                   Motion                          Section 6.5
                   Order                           Section 7.4
                   Parent                          Recital 2
                   Transfer Taxes                  Section 2.3

                                  ARTICLE II
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------
      2.1   TRANSFER OF ASSETS.  On the Closing Date:

            A. Effective as of the Closing, Seller will sell, convey, transfer, assign and deliver to Purchaser, the Purchased Assets, free and clear of all Encumbrances (other than as provided in the next sentence), and Purchaser will acquire from Seller the Purchased Assets. Purchaser shall acquire the unbilled Accounts Receivable relating to Contracts subject only to potential audit adjustments by the other party to each such Contract which may reduce the amount of such unbilled Account Receivable (but no other Encumbrances); provided that the Purchaser shall assume no monetary, performance, warranty or other liability, or obligations relating to expired Contracts awaiting closeout.

            B. Purchaser shall not assume or acquire any obligation or liability of Seller except, effective as of the Closing, the following:

                 (i) all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing under Contracts identified on the Disclosure Schedule as being assumed by Purchaser (but in any case, not including any obligation or liability for any breach occurring prior to the Closing); and

                 (ii) the Assumed Vacation Liability (not to exceed $325,000.00 in the aggregate);

                 (iii)  Seller's Last Payroll; and

                 (iv) all obligations specifically undertaken by Purchaser pursuant to the other provisions of this Agreement.

      2.2 PURCHASE PRICE. On the Closing Date, Purchaser shall make the following payments and deliveries of documents, and shall assume the designated liabilities in consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets:

            (a) the Deposit shall be paid to the Seller for the IRS, at Purchaser's option, by wire transfer of immediately available funds or by cashier's or certified check;

            (b) the Initial Plan Payment shall be paid to the Plan, at Purchaser's option, by wire transfer of immediately available funds or by cashier's or certified check;

            (c) the Employee Expense Liability (not to exceed $50,000.00 in the aggregate) shall be paid pro rata to Employees of the Seller holding allowed claims for employee expenses;

            (d) the other components of the Purchase Price which are payable at the Closing shall be paid at Purchaser's option, by wire transfer of immediately available funds or by cashier's or certified check;

            (e) Purchaser shall make the Assigned Vacation Payment, the Deferred Payments and the Assigned Non-Compete Payments on or before the designated anniversaries of the Closing Date; and

            (f) the Assumed Vacation Liability shall be assumed by Purchaser, and, subject to the next sentence of this paragraph (f), shall be paid or provided for in accordance with the Purchaser's existing vacation policy. Purchaser shall not be required to make any cash payment for Assumed Vacation Liability within less than one year following the Closing Date, and Purchaser shall not require that any cash payment for Assumed Vacation Liability be paid for across a period greater than two years following the Closing Date.

To the extent that Seller is liable as of the Closing Date to any governmental agency or taxing authority whose consent or action is required for the transfer of any Permit, Purchaser, at its election, may pay or provide for payment of amounts due to such agency or authority and may deduct amounts paid or required to be paid to such agency or authority from the Designated Payment. For the purpose of the foregoing sentence, the Seller shall be considered liable if the taxing authority or governmental agency has a right to payment that constitutes a "claim" against Seller within the meaning of
Section 101(5) of the Bankruptcy Code.  Notwithstanding subsection (b) of this
Section 2.2, in the event that a claim is allowed against Seller in favor of any current or former employee of Seller as a priority claim under Sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code before Closing, then the portion of the Initial Plan Payment that is equal to the amount of such allowed priority claims shall be paid to Seller, and not to the Plan, and the remaining portion of the Initial Plan Payment shall be paid to the Plan. All payments to the Plan shall be made directly to T. Rowe Price as the administrator of the Plan, or to the successor administrator of the Plan.

      2.3 CLOSING COSTS; TRANSFER TAXES. The parties shall endeavor to obtain exemptions under Section 1146 of the Bankruptcy Code and otherwise from documentary transfer taxes and any other sales, use or other taxes imposed by reason of the transfers of the Purchased Assets provided hereunder ("Transfer Taxes"). To the extent that payment of a Transfer Tax is not subject to an exemption, Purchaser shall be responsible for the payment of any such Transfer Tax (provided, however, that Seller shall be responsible for the payment of any Transfer Tax or other tax accruing or arising prior to the Closing).

      2.4 PURCHASE PRICE ALLOCATIONS. At Closing, Seller and Purchaser shall agree in writing to an allocation of the Purchase Price and shall execute, and thereafter file on a timely basis with their respective federal income tax returns, the initial asset acquisition statement and any supplemental statements on Internal Revenue Service Form 8594 required by Temporary Treasury Regulation Section 1.1060-1T.

      2.5 WAIVERS AND RELEASES OF CERTAIN CLAIMS. At Purchaser's request, at Closing, and thereafter from time to time, Seller shall waive and release any and all claims, known and unknown, they, or any of them, have or may have, as of the Closing Date, including without limitation Avoidance Claims, against all Hired Employees. Such release shall be a general release and shall be in a form that is reasonably satisfactory to Purchaser and its counsel.

                                  ARTICLE III
                                    CLOSING
                                    -------
      3.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall take place at or about the hour of 11:00 a.m. on the Closing Date at the offices of Greenan, Walker, Trainor & Billman, 6411 Ivy Lane, Seventh Floor, Greenbelt, Maryland 20770, unless the parties hereto agree otherwise.

      3.2   CONVEYANCES AT CLOSING.

            A. INSTRUMENTS AND POSSESSION. To effect the transfer referred to in Section 2.1 of this Agreement, Seller will, on the Closing Date, execute and deliver to Purchaser:

                 (i) one or more bills of sale substantially in the form attached hereto as Exhibit "C," conveying in the aggregate all of Seller's owned personal property included in the Purchased Assets;

                 (ii) assignments or novations of all Contract Rights included in the Purchased Assets (including, without limitation Project Contracts) such assignments or novations to include appropriate and enforceable "no setoff" commitments;

                 (iii) assignment of all Proprietary Rights in recordable form to the extent necessary to assign such rights or to perfect the assignment of such rights;

                 (iv) such other instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Purchased Assets in accordance with the provisions of this Agreement;

                 (v)    all Books and Records included in the Purchased
Assets; and

                 (vi) physical possession of all tangible personal property included in the Purchased Assets.

            B. FORM OF INSTRUMENTS. All of the foregoing instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser.

      3.3 OTHER DELIVERIES AT CLOSING. In addition to the foregoing matters, at the Closing:

            A. Purchaser and Seller shall deliver officers' certificates confirming the accuracy of the representations and warranties set forth in Articles IV and V;

            B. Purchaser and the Seller shall deliver the certificates and other matters described in Articles VII and VIII;

            C. Purchaser and Dr. Anand shall execute and deliver the Consulting and Non-Compete Agreement and the Indemnification Agreement;

            D. Seller shall deliver a copy of the Order, certified by the Bankruptcy Court and evidence that the Order has become a Final Order (unless Purchaser in writing waives the finality requirement);

            E.   Seller shall deliver the Seller Opinion and the Parent
Opinion;

            F. Seller shall deliver a schedule of accrued vacation time and allowances with respect to each of its employees; and

            G. Seller shall deliver the Parent Consent and Indemnification Agreement.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------
     Except as set forth on the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows:

      4.1 ORGANIZATION OF SELLER. Seller is duly organized, validly existing and in good standing under the laws of the State of Maryland, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a material adverse effect on the business or financial condition of Seller. Each jurisdiction in which Seller is qualified to do business as a foreign corporation is listed on the Disclosure Schedule.

      4.2 AUTHORIZATION. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and, subject to approval by the Court, is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

      4.3 ABSENCE OF CERTAIN CHANCES OR EVENTS. Since the Balance Sheet Date, there has not been any:

            (a) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by Seller to any of its Personnel, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of any Non-Direct Personnel, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller for any Personnel except pursuant to the existing plans and arrangements described in the Disclosure Schedule or (iv) new employment agreement to which Seller is a party with any new Non-Direct Employee;

            (b) sale, assignment or transfer of any of the assets of Seller, other than in the ordinary course of business;

            (c) cancellation of any indebtedness or waiver of any rights of substantial value to Seller, whether or not in the ordinary course of business;

            (d) amendment, cancellation or termination of, or notice of default by Seller under any Contract, Permit, license or other instrument material to Seller;

            (e) capital expenditure, other than in the ordinary course of business and consistent with past practice;

            (f) failure to operate the business of Seller in the ordinary course consistent with past practice;

            (g) damage, destruction or loss (whether or not covered by insurance) with respect to any of the Purchased Assets;

            (h) any declaration, setting aside or payment of dividends or distributions in respect of any capital stock of Seller or any redemption, purchase or other acquisition of any of Seller's equity securities;

            (i) any payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, or as otherwise approved by the Bankruptcy Court;

            (j) incurring of any indebtedness for borrowed money, or guarantee of any such indebtedness of another Person by the Seller, issuances or sale of any debt securities of the Seller or guarantee of any debt securities of another Person by the Seller or any loan, advances or capital contributions to, or investments in, any other Person by the Seller;

            (k)  agreement by Seller to do any of the foregoing; or

            (l) any other material adverse change in the business, financial condition or operations of Seller (items (a) through (k), above, being referred to collectively herein as "Material Adverse Changes").

      4.4 TITLE TO ASSETS, ETC. Seller has good and marketable title to the Purchased Assets. Without limiting the generality of the foregoing, neither Parent nor any other Affiliate has any legal or equitable interest in any of the Project Contracts. None of the Purchased Assets is subject to any Encumbrances, except (a) liens which are specified in the Disclosure Schedule and which are to be discharged pursuant to the Order at or prior to the Closing and (b) audit adjustments by the other party to each such Contract which may reduce the amount of unbilled Accounts Receivable relating to expired Contracts that are awaiting closeout. Seller enjoys peaceful, and undisturbed possession of all its facilities, and its facilities are not subject to any Encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Seller. None of the real property improvements (including leasehold improvements), equipment and other assets owned or used by Seller at its facilities is subject to any commitment or other arrangement for their sale or use by any affiliate of Seller or third parties.

      4.5   CONTRACTS AND COMMITMENTS.

            A.   Seller is not a party to any written or oral:

                 (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of Seller;

                 (b) lease of real property (the Disclosure Schedule indicates with respect to each Lease listed on the Disclosure Schedule the term, annual rent, renewal options and number of square feet leased);

                 (c) lease of personal property (the Disclosure Schedule indicates with respect to each lease listed on the Disclosure Schedule a general description of the leased items, term, annual rent and renewal options);

                 (d) contract or commitment not otherwise described above or listed in the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority) relating to the business of Seller and otherwise materially affecting Seller's business under contracts not in the ordinary course of e business;

                 (e)   Permit;

                 (f) contracts or agreements containing covenants limiting the freedom of Seller to engage in any line of business or compete with any person; or

                 (g) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers or directors of Seller.

            B. Seller is not (and, to the best knowledge of Seller, no other party is) in material breach or violation of, or default under any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in (a) through (g) above, the breach or violation of which would have a material adverse effect on the business, financial condition or operations of Seller, other than and to the extent alleged for the filing of a petition in bankruptcy.

            C.   Except as otherwise set forth on the Disclosure Schedule:
(i) none of the Project Contracts has been assigned or is the subject of any security agreement; (ii) each of the Project Contracts is a valid and binding obligation of the Seller and (to the best knowledge of the Seller) the other party or parties thereto, enforceable in accordance with its terms;
(iii) neither the Seller nor (to the best knowledge of the Seller) any other party thereto, has terminated, canceled, modified or waived any term or condition of any Project Contract, (iv) neither the Seller nor (to the best knowledge of the Seller) any other party to any Project Contract is in default or alleged to be in default under any Project Contract and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default by the Seller or (to the best knowledge of the Seller) any other party to any such Project Contract; and (v) none of the Project Contracts contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby, including any provision prohibiting the assignment of the Seller's rights thereunder or granting any party a right of termination or modification of any provision as a result thereof.

      4.6 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) a breach of, or a default under, any term or provision of any Contract or other contract or agreement, or any indebtedness, lease, Encumbrance, commitment, license, franchise, Permit, authorization or concession to which Seller is a party or by which the Purchased Assets are bound or encumbered, which breach or default would have a material adverse effect on the business, financial condition or operations of Seller or any adverse effect on its ability to consummate the transactions contemplated hereby, (c) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business, financial condition or operations of Seller or any adverse effect on its ability to consummate the transactions contemplated hereby, or (d) an imposition of any Encumbrance, restriction or charge on any of the Purchased Assets.

      4.7 CONSENTS AND APPROVALS. Except for the approval of the Court contemplated by Sections 6.5, 7.4 and 8.6, no consent, approval or authorization of, or declaration, registration with, any governmental or regulatory authority, or any other person or entity, required to be made or obtained by, Seller in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

      4.8 FINANCIAL STATEMENTS. Seller has heretofore delivered to Purchaser the Financial Statements. Except as otherwise set forth therein, the Financial Statements are complete, are in accordance with the books and records of Seller, accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby in accordance with generally accepted accounting principles consistently applied, and contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the period covered thereby.

      4.9 LITIGATION. There are no suits, actions, proceedings or investigations pending or, to the best knowledge of Seller, threatened (whether or not any such suit, action, proceeding or investigation involves, or seeks recourse against, Seller or any of the Purchased Assets) ("Actions") which materially affect or would, if adversely determined, materially adversely affect any of the Purchased Assets or Seller's ability to execute and deliver this Agreement or consummate the transactions contemplated hereby.

      4.10 LABOR MATTERS. Seller is not a party to any labor agreement with respect to its employees with any labor organization, group or association. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. Seller is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other governmental agency arising out of Seller's activities, and Seller has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against Seller nor is any grievance currently being asserted; and Seller has not experienced a work stoppage or other labor difficulty.

      4.11 COMPLIANCE WITH LAW. Seller and the conduct of its business are in compliance with all applicable laws, statutes, ordinances, rules, regulations and orders, whether federal, state or local (collectively, "Law" or "Laws"), except where the failure to comply would not have a material adverse effect on the business, financial condition or operations of Seller. Seller has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with Law where the failure to comply would have a material adverse effect on the business, financial condition or operations of Seller, and Seller has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such Law which would, in any one case or in the aggregate, have a material adverse effect on the business, financial condition or operations of Seller. All Permits that are required by Law, or which are otherwise necessary or appropriate for the operation and conduct of the business of Seller, are held by Seller in its name, are in full force and effect. Seller is in good standing under, and in compliance with, all Permits.

      4.12 NO BROKERS. Neither Seller nor any Affiliate has entered into or will enter into any Contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      4.13 NO OTHER AGREEMENTS TO SELL THE ASSETS OR SELLER. Neither Seller nor any shareholder of Seller has any legal obligation, absolute or contingent, to any other person or firm to sell the Purchased Assets, to sell a majority of the capital stock of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

      4.14 PROPRIETARY RIGHTS. All of Seller's Proprietary Rights are listed in the Disclosure Schedule. The Proprietary Rights listed in the Disclosure Schedule are in all material respects all those used in the business of Seller. No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangement entered into by Seller, and no person otherwise has a right to receive a royalty or similar payment in respect of any such Proprietary Rights. Seller has no licenses granted by or to it or no other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.
Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

      4.15  EMPLOYEE BENEFIT PLANS.

            (a) DEFINITIONS. The following terms, when used in this Section 4.15, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                 (1) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 (2) ERISA AFFILIATE. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with the Company as defined in
Section 414(b) or (c) of the IRC.

                 (3) BENEFIT ARRANGEMENT. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the IRC providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is

                       (i) entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or an ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and

                       (ii) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

            (b) REPRESENTATIONS. Except for the Plan, neither the Seller nor any ERISA Affiliate maintains, administers, contributes to or is required to contribute to any "employee benefit plan" as defined in Section 3(3) of ERISA, any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA or any Benefit Arrangement, which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities) (collectively, "Employee Benefit Plans"), or within the five years prior to the Closing Date, maintained, administered, contributed to or is required to contribute to any such Employee Benefit Plan or under which Employee Benefit Plan the Company or any ERISA Affiliate may incur any liability.

            (c) EMPLOYEE PLAN LIABILITIES. Except as otherwise expressly provided by this Agreement, Purchaser shall have no liability or obligation with respect to any Employee Benefit Plan, including without limitation any responsibility for contributions required to fund any benefits payable thereunder with respect to the employees of the Seller for any period prior to, at or following the Closing. Seller shall indemnify, defend and hold Purchaser harmless from and against any such claims and liabilities.

            (d) NO CONTINUING OBLIGATION. Purchaser shall have no obligation to assume or continue any benefits under any Employee Benefit Plan. Purchaser shall have no obligation to provide the same or similar benefits on account of any period prior to Closing. Purchaser's sole obligation with respect to benefits is to make the Initial Plan Payment.

      4.16 SEVERANCE ARRANGEMENTS. Seller has not entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any obligation (absolute or contingent) of Purchaser or Seller to make any payment to any present or former Personnel following termination of employment, other than such agreements requiring Seller (but not Purchaser) to make such payments, which agreements must be approved by the Bankruptcy Court and which shall not affect Hired Employees. Purchaser shall have no obligation to assume any severance arrangement between Seller and any other person (including without limitation, Hired Employees). No payment made by Seller on any severance arrangement shall affect the net profit from operations under Section 6.9, below.

      4.17 COMPLIANCE WITH LEGISLATION REGULATING ENVIRONMENTAL QUALITY. There are no toxic wastes or other toxic or hazardous substances or materials being stored or otherwise held on, under or about any facilities owned or operated by Seller or any of its predecessors in interest (the "Facilities"). The Facilities have been maintained in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, including, but not limited to the Federal Water Pollution Control Act (42 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.), Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Sections 201; 300f), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

      4.18 TAX MATTERS. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due and before such taxes became delinquent.

      4.19 INSURANCE. The Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance maintained by Seller on its business, property or Personnel. Such policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept full force and effect by Seller through the Closing.

      4.20 FULL DISCLOSURE. None of the representations and warranties made by Seller, nor in any certificate or memorandum furnished or to be furnished by Seller, or on its behalf, including the Disclosure Statement, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would he misleading.

      4.21 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; APPLICABILITY. All of the representations and warranties of Seller contained in this Article IV shall survive the Closing.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------
     Purchaser hereby represents and warrants to Seller as follows:

      5.1 ORGANIZATION OF PURCHASER. Purchaser is duly organized, validly existing and in good standing under the laws of the State of California.

      5.2 AUTHORIZATION. Purchaser has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and, subject to approval by the Court, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      5.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser is a party which breach or default would have a material adverse effect on the business, financial condition or operations of Purchaser or its ability to consummate the transactions contemplated hereby or (c) a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Purchaser or its ability to consummate the transactions contemplated hereby.

      5.4 CONSENTS AND APPROVALS. Except for the approval of the Court contemplated by Sections 7.4 and 8.6, and such governmental agencies as may be identified by Seller in the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VI
                       COVENANTS OF SELLER AND PURCHASER
                       ---------------------------------
     Seller and Purchaser each covenants with the other as follows:

      6.1 COOPERATION AND BEST EFFORTS. Prior to the Closing, the Purchaser and the Seller shall cooperate and diligently pursue and use their respective commercially reasonable efforts to obtain the assignments and novations of the Contract Rights and Contracts, the Order, and any required consent of the relevant third parties to the assignment of the Contracts. Purchaser and Seller agree that the novations and/or assignments of Project Contracts shall be obtained pursuant to applicable laws, rules and regulations governing the novation and/or assignment of such contracts.

      6.2 MAINTENANCE OF ASSETS AND RELATIONSHIPS. Prior to the Closing, the Seller shall duly perform and discharge its obligations and liabilities under the Project Contracts and the Contracts; operate its business in the ordinary course; maintain the Fixtures and Equipment and its other assets and properties in good repair and operating condition; and will use its best efforts to preserve and maintain good relationships with its clients, customers, vendors and Employees.

      6.3 OTHER ACTION. Neither the Seller nor the Purchaser shall take any action that would result in any of their respective representations and warranties not being true in all material respects as of the Closing Date. Each of the parties shall use its commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the sale and purchase under this Agreement.

      6.4 INVESTIGATION BY PURCHASER. Seller shall allow Purchaser at its own expense during regular business hours to make such inspection of the Purchased Assets and to inspect and make copies of other Contracts, Books and Records or information requested by Purchaser and necessary for or reasonably related to the business, financial condition and operations of Seller. All such information small be provided to Purchaser in such form as information may presently exist or be readily available. Seller hereby authorizes Purchaser and its agents, representatives, employees, accountants and lawyers to contact, communicate with: Employees, customers of Seller and Affiliates (including parties to Contracts), governmental agencies and permitting authorities, licensors, shareholders of Seller and Affiliates, creditors and other parties in interest in the Bankruptcy Case, in order to facilitate Purchaser's investigation and/or the consummation of transactions contemplated by this Agreement. Seller shall hold Purchaser and its agents harmless from any and all claims and liability, and shall not assert any claim or liability against Purchaser or its agents, arising from or in connection with the activities of Purchaser and its agents pursuant to this Section, except for actions by Purchaser that are intended to cause harm to Seller or that constitute gross misconduct.

      6.5 COURT APPROVAL; BEST EFFORTS. Within five (5) Business Days following the date hereof, Seller shall file a motion or motions pursuant to
Section 363 of the Bankruptcy Code (and such other Sections of the Bankruptcy Code and Bankruptcy Rules as may be appropriate) (the "Motion") seeking the Court's approval of this Agreement and the transactions contemplated hereby. Seller shall use its best efforts to obtain Court approval of this Agreement and the transactions contemplated hereby.

      6.6 CERTAIN PROHIBITED TRANSACTIONS. Except as otherwise required by the Court or the Bankruptcy Code or expressly provided herein, Seller shall not take any of the following actions without the prior written consent of
Purchaser:

            (a) pay or incur any obligation to pay any dividend on its capital stock or make or incur any obligation to make any distribution or redemption with respect to its capital stock;

            (b)  make any change to its Articles of Incorporation or bylaws;

            (c) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

            (d) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

            (e) enter into, terminate or reject any material contract or agreement, or make any material change in the Leases or any of its Contracts, other than in the ordinary course of business and consistent with past practice, or as may be approved by the Bankruptcy Court; provided, however, that Seller shall not terminate, reject or make any material adverse change in any Project Contract;

            (f) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Seller, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (z) make any loans, advances or capital contributions to, or investments in, any other Person, other than travel advances to Employees in the ordinary course of the Seller's business;

            (g) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect; or

            (h) directly or indirectly file or make any motion or request, or consent or agree to, any motion or request, for the dismissal or conversion of the Bankruptcy Case, the appointment of a Trustee in the Bankruptcy Case, or any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement.

      6.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Additionally, Seller shall give prompt notice to Purchaser of any objection, allegation or threat of legal action that Seller may receive in connection with this Agreement or the transactions contemplated hereby. Each party shall use all reasonable efforts to remedy any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.8 NOTICES TO CREDITORS AND PARTIES IN INTEREST. Seller shall provide notice to all creditors and parties in interest of all matters that are required by the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules"). Without limiting the generality of the foregoing, Seller shall provide notice to all persons and entities who are shareholders in Parent as of the time such notice is given or required to be given. Such notices shall be given in a manner, and within the time, required by the Bankruptcy Code, Bankruptcy Rules, local rules of the Court ("Local Rules") or order of the Court, as applicable. At Closing, Seller shall certify Seller's compliance with all notice requirements by sworn affidavit of an officer of Seller executed under penalty of perjury. In addition to providing notices as required above, Seller shall cause Parent to conduct meeting of Parent's board of directors and, as soon as practicable after the date of the Order, a meeting of Parent's shareholders to obtain approval and authorization of the Parent Consent and Indemnification Agreement. Seller and Parent shall comply with all applicable Laws (including without limitation, applicable corporate and securities laws, rules and regulations) in obtaining such approval and authorization.

      6.9 NET PROFIT FROM OPERATIONS; CERTAIN EMPLOYEE TRAVEL ADVANCES. Within thirty (30) days following the Closing, Seller shall make payment to Purchaser in immediately available funds in an amount equal to Seller's net profits from operations computed pursuant to generally accepted accounting principles, consistently with those applied in the preparation of the Financial Statements, accrued during the period commencing on February 28, 1997, and ending on the Closing Date. If Seller has made postpetition advances of travel expenses to Employees and has not included such expenses in Accounts Receivable billed as of the Closing Date, then to the extent Purchaser may include such expenses in Accounts Receivable billed after the Closing Date and receives payment therefor Purchaser shall make prompt payment to the Seller thereof.

      6.10 DISCLOSURE SCHEDULE. Within five (5) Business Days following the date of delivery of the initial Disclosure Schedule, Seller shall deliver to Purchaser the Final Disclosure Schedule.

      6.11 BREAKUP FEE/OVERBID PROTECTION. In the event that the Court authorizes or permits the sale or assignment of the Purchased Assets, or any portion thereof, to a person or entity other than Purchaser, the Purchaser shall be entitled to recover all of its out-of-pocket fees and expenses (including without limitation legal fees and expenses) incurred by Purchaser (the "Break Up Fee"); provided, however, that the Break Up Fee shall not exceed an amount equal to 10% of the Purchase Price. Additionally, any competing bidder shall be required to outbid Purchaser by an amount not less than 10% in excess of the Purchase Price ("Overbid Amount"). Within three (3) Business Days following the date hereof, the Seller shall submit and pursue expedited approval by the Court of a motion seeking entry of an order (the "Break Up/Overbid Order") authorizing the Break Up Fee and the Overbid Amount.

                                  ARTICLE VII
                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------
     The obligations of Seller to consummate the transactions required to take place at Closing are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as, and to the extent that, the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Purchaser shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

      7.2 CERTIFICATES. Purchaser shall have furnished Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII and the representations and warranties in Article V.

      7.3 CORPORATE DOCUMENTS. Seller shall have received from Purchaser resolutions adopted by the board of directors of Purchaser approving this agreement and the transactions contemplated hereby, certified by Purchaser's corporate secretary.

      7.4 COURT APPROVAL. The Court shall have entered an order or orders, including any findings of fact and conclusions of law (collectively, the "Order") in a form acceptable to Purchaser that (1) approves the form and content of this Agreement; (2) authorizes Seller to enter into each and every transaction contemplated by this Agreement; and (3) authorizes Seller to convey to Purchaser the Purchased Assets effective on the Closing Date.

                                 ARTICLE VIII
                     CONDITIONS TO PURCHASER'S OBLIGATIONS
                     -------------------------------------
     The obligations of Purchaser to consummate the transactions required to take place at Closing are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions

      8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as, and to the extent that, the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

      8.2 CONSENTS. All consents, approvals and waivers from third parties and governmental authorities and other Parties, including without limitation appropriate "no setoff" commitments, necessary to permit Seller to transfer the Purchased Assets to Purchaser as contemplated hereby shall have been obtained.

      8.3 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No Action by any governmental authority shall have been instituted or threatened which questions the validity or legality of the transaction contemplated hereby and which could reasonably be expected to affect materially the right or ability of Purchaser to own, operate or possess the Purchased Assets after the Closing or to damage Purchaser materially if the transactions contemplated hereunder are consummated.

      8.4 CERTIFICATES. Seller shall have furnished Purchaser with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII and the representations and warranties set forth in Article IV.

      8.5 CORPORATE DOCUMENTS. Purchaser shall have received from Seller resolutions adopted by the boards of directors and shareholders of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller's corporate secretary.

      8.6 COURT APPROVAL. On or before March 18, 1997, or such later date as Purchaser may agree in writing in Purchaser's sole and absolute discretion, the Court shall have entered the Order in a form and in substance acceptable to Purchaser that (1) approves the form and content of this Agreement effective February 28, 1997; (2) authorizes Seller to enter into each and every transaction contemplated by this Agreement; (3) authorizes Seller to convey to Purchaser the Purchased Assets free and clear of all Encumbrances of all parties and entities; (4) approves the assumption and assignment to Purchaser of any Contract that is an executory contract and is a Purchased Asset; (5) determines that the consideration given by Purchaser under this Agreement represents the fair market value of the Purchased Assets;
(6) determines that this Agreement is in the best interest of Seller and its Affiliates, including without limitation, Parent and Parent's shareholders.

      8.7   FINALITY.  The Order shall have become a Final Order.

      8.8   THIRD PARTY ESTOPPELS; CONSENTS AND NOVATIONS.  Within forty-five
(45) days following the entry of the Order, all parties to any Project Contract have executed and delivered to Purchaser legally binding instruments consenting to the assumption and assignment to Purchaser of each such Project Contract, without conditions, restrictions or modifications to which Purchaser has not agreed in writing, and verifying the absence of any default, defense or cure requirement in connection with such Project Contract, or alternatively entering into a novation of the Project Contract with Purchaser, all in a form and in substance acceptable to Purchaser and its counsel.

      8.9 MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change.

      8.10 CONSULTING AND NON-COMPETE AGREEMENT. Purchaser and Dr. Anand shall have agreed to and executed and delivered the Consulting and Non-Compete Agreement in form and in substance acceptable to Purchaser.

      8.11 PERMITS. All licenses, Permits and other governmental authorizations required for Purchaser to conduct the business of Seller shall have been obtained.

      8.12 EMPLOYEES AND PROJECT MANAGERS. At least 90% of the Employees to whom Purchaser has offered employment have agreed to become Hired Employees on terms and conditions that are mutually acceptable to Purchaser and each such Employee; and all of the Project Managers to whom Purchaser has offered engagement or employment have agreed to such employment or engagement on terms and conditions that are mutually acceptable to Purchaser and each such Project Manager.

      8.13 ARTICLES OF TRANSFER. Seller shall have executed and furnished to Purchaser Articles of Transfer describing the sale of assets contemplated hereby, which Articles of Transfer shall have been filed with the Maryland State Department of Assessments and Taxation as of the Closing Date.

      8.14 PURCHASE PRICE ALLOCATIONS. Seller shall have executed and delivered the Purchase Price allocation referenced in Section 2.4, above.

      8.15 PLAN TRUSTEES. The Plan Trustees have executed and delivered to Purchaser an instrument consenting to the terms and conditions of this Agreement and the performance and consummation thereof, in form and substance acceptable to Purchaser and its counsel.

      8.16 INDEMNIFICATION AGREEMENT. Dr. Anand shall have executed and delivered this Agreement which includes the Indemnification Agreement.

      8.17 PARENT CONSENT. Seller shall have delivered the Parent Consent and Indemnification Agreement, duly executed by Parent, and all documentation reasonably requested by Purchaser to evidence corporate authority and approvals and authorizations required under this Agreement.

      8.18 OPINIONS. Seller shall have delivered the Parent Opinion and the Seller Opinion.

      8.19 CLOSING DATE. The Closing shall have occurred on or before April 30, 1997.

      8.20 NO SETOFF. Purchaser shall have received assurances reasonably satisfactory to Purchaser and its counsel that no government, department agency, or other Person will exercise, or is asserting or will assert, any administrative equitable or common law right of offset in favor of such entity against any of the Purchased Assets other than as provided in the next sentence. It is understood that Purchaser shall acquire the unbilled Accounts Receivable relating to Contracts subject only to potential audit adjustments by the other party to each such Contract which may reduce the amount of such unbilled Account Receivable (but no other Encumbrances); provided that the Purchaser shall assume no monetary, performance, warranty or other liability, or obligations relating to expired Contracts awaiting closeout.

                                  ARTICLE IX
                                 MISCELLANEOUS
                                 -------------
      9.1   BREACH; REMEDIES; TERMINATION.

            A. If any condition precedent to Seller's obligations hereunder is not satisfied and such condition is not waived by Seller at or prior to the Closing Date, or if any condition precedent to Purchaser's obligations hereunder is not satisfied and such condition is not waived by Purchaser at or prior to the Closing Date, Seller or Purchaser, as the case may be, may terminate this Agreement at its option by notice to the other party.

            B. Either party may terminate this Agreement upon the occurrence of a breach of this Agreement by the other party that is not cured within ten
(10) Business Days after notice of the breach; provided, however, that a party may not terminate this Agreement solely on the grounds of a material breach by the other party if the terminating party is itself in material breach of this Agreement at the time.

            C. Purchaser may terminate this Agreement at any time on or before the later of: (i) tenth (10th) Business Day following the delivery by Seller of the Final Disclosure Schedule to Purchaser; and (ii) the entry of the Break Up/Overbid Order.

            D. In the event of the termination of this Agreement by either party pursuant to Sections 9.1(A) or 9.1(B), above, neither party shall have any liability hereunder of any nature whatsoever to the other party, including any liability for damages, unless such party has materially breached its obligations hereunder, in which event the party in default shall be liable to the other party in damages. In the event of the termination of this Agreement by Purchaser pursuant to Section 9.1(C), above, neither party shall have any liability hereunder of any nature whatsoever, regardless of the occurrence and continuation of a breach or default. In the event of a breach or default by Seller, in addition to other remedies available at law or in equity, Purchaser shall be entitled to specific performance of this Agreement without posting bond or other security.

            E. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

      9.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      9.3 NOTICES. Unless otherwise provided herein, any notice, requests, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused) as follows:


If to Seller, addressed to:        Dr. S.P.S. Anand
                                   Applied Research Corporation
                                   8201 Corporate Drive
                                   Suite 1120
                                   Landover, MD  20875

     With a copy to:               James M. Greenan, Esquire
                                   Greenan, Walker, Trainor &
                                     Billman
                                   6411 Ivy Lane, 7th Floor
                                   Greenbelt, MD  20770

If to Purchaser, addressed to:     Mr. Michael G. Stolarik
                                   Space Applications Corporation
                                   901 Follin Lane
                                   Suite 400
                                   Vienna, VA  22180

     With a copy to:               George R. Pitts, Esquire
                                   Dickstein Shapiro Morin &
                                     Oshinsky LLP
                                   2101 L Street, N.W.
                                   Washington, DC  20037

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      9.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Maryland (without reference to the choice of law provisions of Maryland law)

      9.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto and all agreements contemplated hereby, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and their employees, agents, representatives and attorneys. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      9.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.7 EXPENSES. Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. The obligations of the parties under this Section shall survive termination of this Agreement.

      9.8 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      9.9 FURTHER ASSURANCES. Each party shall at any time and from time to time hereafter, both before and after Closing, execute, acknowledge and deliver to the other party any and all instruments or assurances that the other party may reasonably require for the purpose of giving full force and effect to the provisions of this Agreement, and shall otherwise cooperate with the other's reasonable requests made in aid of consummating the transactions herein contemplated.

      9.10 SIGNED UNDER SEAL. This Agreement is signed under seal by the parties.

      9.11  TIME IS OF THE ESSENCE.  Time is of the essence under this
Agreement.

      9.12 NO THIRD PARTY BENEFICIARIES. This Agreement is for the benefit of the undersigned parties and is not intended to create rights in, or be enforceable by, any third party.

      9.13 JURY TRIAL. EACH PARTY HERETO WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      9.14 PUBLICITY. All notices to third parties and all publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. None of the parties shall act unilaterally in this regard without the prior written approval of the others; however, this approval shall not be unreasonably withheld.

      9.15 REQUIRED FILINGS. Seller shall file all documents and reports required by Law in connection with the transactions contemplated by this Agreement, including without limitation filings as may be required under securities laws.

      9.16 CONFIDENTIALITY. Each party hereto and its respective accountants, attorneys, employees and other agents, will keep confidential all information, oral and written, obtained from any other party hereto or its affiliates and refrain from using in any manner all information obtained from the others and not otherwise publicly available notwithstanding any termination of this Agreement. Seller shall not disclose or discuss the existence or terms of this Agreement to or with any persons other than its attorneys, accountants, financial advisors and such of its executives as may be required to know same in implementing the provisions of this Agreement (each of whom shall be instructed not to disclose such information), and except as necessary in connection with any filing with the Bankruptcy Court seeking approval of this Agreement. The foregoing shall not prohibit any other disclosure required by law, provided that the disclosing party shall use its best efforts to consult with the others in advance of any such disclosure.

                                   ARTICLE X
                           POST-CLOSING OBLIGATIONS
                           ------------------------
      10.1  COVENANT NOT TO COMPETE.  Seller acknowledges and agrees that:
(i) Seller's business is conducted in Montgomery County and Prince Georges County, Maryland; (ii) Seller's reputation and goodwill are an integral part of its business; (iii) if Seller deprives Purchaser of any of Seller's goodwill or in any manner utilizes its reputation and goodwill in competition with Purchaser, Purchaser will be deprived of the benefits it has bargained for pursuant to this Agreement; and (iv) this covenant is necessary to transfer the business and goodwill of Seller to Purchaser effectively. Accordingly, as an inducement for Purchaser to enter into this Agreement, Seller agrees that for a period of three years after the Closing, Seller shall not, without Purchaser's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected with, any, profit or nonprofit business or organization either in Montgomery County or Prince Georges County, Maryland, which involves high technology research or development, design or fabrication of sensors or instrumentation, technical support services, or software development. Seller further agrees that it shall not solicit or enter into any business or transaction with any person or entity that is a party to any Project Contract for a period of three years after the Closing. Seller shall maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements, trade secrets and business plans and information which are confidential information of Seller. In the event the agreement in this Section 10.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          Seller acknowledges that a breach of the covenants contained in this
Section 10.1 will cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller breaches the covenant contained in this Section 10.1, in addition to any other remedy which may be available at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief, without posting bond or other security.

      10.2 INDEMNIFICATION BY THE SELLER. Subject to Section 9.1 and the further provisions of this Article X, the Seller shall protect, defend, hold harmless and indemnify the Purchaser, its officers, directors, stockholders, employees and agents, and their respective successors and assigns from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of any of the following.

            (a) Any breach of any representation, warranty, covenant or agreement made by the Seller, in this Agreement or contained in any certificate executed by the Seller and delivered to the Purchaser in connection with this Agreement;

            (b) Any liability or obligation of the Seller which has not been assumed by the Purchaser pursuant to the express provisions of this Agreement; and

            (c) Any and all costs and expenses (including reasonable legal fees) incident to the enforcement of the provisions of this Section.

      10.3 INDEMNIFICATION BY THE PURCHASER. Subject to Section 9.1 and the further provisions of this Article X, from and after the Closing the Purchaser shall protect, defend, hold harmless and indemnify the Seller, its officers, directors, employees and agents, and stockholders and their respective successors and assigns from, against and in respect of any all Losses that may be suffered or incurred by any of them arising from or by reason of any of the following.

            (a) Any breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement or contained in any certificate executed by the Purchaser and delivered to the Seller in connection with this Agreement; and

            (b) Any and all costs and expenses (including reasonable legal fees) incident to the enforcement of the provisions of this Section.

      10.4 INDEMNIFICATION PROCEDURES. Whenever a party hereto (such party and each other Person which is entitled to indemnification pursuant to any provisions of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section.

      10.5 ALLEGATIONS BY THIRD PARTIES. For purposes of this Article X, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article X.

      10.6 CLOSEOUT OF EXPIRED CONTRACTS. From and after the Closing, Purchaser shall complete documentation required for closeout of each of the expired Contracts designated on the Disclosure Schedule and shall take all actions reasonably required to obtain closeout on each such Contract; provided, however, that Purchaser shall not be required to assume any monetary, performance, warranty or other liability or obligation of Seller under any such Contract.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                   SELLER:

                                   APPLIED RESEARCH OF MARYLAND INC.


                                   By _______________________ (Seal)

                                   Title: __________________________


                                   PURCHASER:

                                   SPACE APPLICATIONS CORPORATION


                                   By _______________________ (Seal)

                                   Title: __________________________


Agreed and consented to:           __________________________ (Seal)
                                   DR. S.P.S. ANAND